EXHIBIT 10.11

SUMMARY OF FISCAL YEAR 2005 CASH BONUS PLAN

Following is a summary of the fiscal 2005 cash bonus plan for executive officers of IMPAC Medical Systems, Inc. as approved by the Compensation Committee of the Board of Directors in September 2004:

Fiscal 2005 Gross Revenue Target: $[*] million

Net Income Target: $[*] million

For the executive officers, 50% of the maximum bonus is based on the Gross Revenue Target and 50% of the maximum bonus is based on the Net Income Target.

Executive officers will receive no bonus at 85% of the target amount and 100% of bonus at 105% of the target amount. The bonus amount continues to increase linearly up to 115% of the target amount, subject to the maximum bonus limit.

The executive officers are eligible for the following bonus ranges:

Executive Officer	Target Bonus	Maximum Bonus
Joseph K. Jachinowski	$93,750	$125,000
James P. Hoey	$93,750	$125,000
David A. Auerbach	$93,750	$125,000
Kendra A. Borrego	$37,500	$50,000

* Specific target levels have been omitted in reliance on the response to Question 13 of the Current Report on Form 8-K Frequently Asked Questions dated November 23, 2004.